EXHIBIT 99.1

NOVAGOLD Reports First Quarter 2020 Financial Results:

Safety First: NOVAGOLD Implements Strong COVID-19 Precautionary Measures at Both its Offices and with Barrick Gold at Donlin Gold

Initiates Project Optimization Drill Program, Receives Multiple State Permits and Authorizations, and Maintains Strong Financial Position

In order to minimize the risk posed by COVID-19, NOVAGOLD implemented a wide-ranging set of policies at its offices in Salt Lake City and Vancouver, and in conjunction with Barrick Gold Corp. (“Barrick”) at the Donlin Gold LLC (“Donlin Gold”) office in Anchorage and project site, designed to ensure the safety and wellbeing of all employees, contractors, and people associated with them.

Three drill rigs were mobilized at the Donlin Gold site for the project’s largest drill program in 12 years with 80 holes planned totaling 22,000 meters to be drilled in the ACMA and Lewis deposit areas, but as a result of travel restrictions and other COVID-19 measures in the region, the drill program will be temporarily paused and go into care and maintenance until it is safe for our employees and contractors to return to site.

Donlin Gold received the final State Right-of-Way (ROW) lease for the buried natural gas pipeline, the final easements for the access road and fiber optic cable, as well as land leases, land use permits, and material site authorizations for proposed transportation facilities on State lands.

NOVAGOLD continued to maintain a strong treasury with $140.7 million in cash and term deposits at the end of the first quarter, with $75 million in additional receivables from Newmont expected in 2021 and more to follow; NOVAGOLD continues to execute on a conservative financial plan to advance the Donlin Gold project up the value chain.

April 1, 2020 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2020 first quarter financial results and an update on its flagship Donlin Gold project in Alaska, which NOVAGOLD owns equally with Barrick.

Details of the financial results for the quarter ended February 29, 2020 are presented in the consolidated financial statements and quarterly report filed April 1, 2020 on Form 10-Q with the SEC that is available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

In the first quarter 2020 and more recent global events, NOVAGOLD wanted to highlight the following achievements and updates:

COVID-19

NOVAGOLD’s most important objective is to secure the health and safety of its employees, partners and contractors. In that regard, to reduce risk, our office employees have been asked to work from home, avoid all non-essential travel, adhere to good hygiene practices, and, if they must visit the office, engage in social distancing. NOVAGOLD and its partner Barrick Gold, through Donlin Gold LLC, have implemented a wide-ranging set of policies consistent with the State of Alaska’s requirements, recommendations, and precautions for State activities and aimed at achieving the same objectives at the project site including: screening all employees and contractors visiting the project site prior to their departure and periodically during their stay; should any individual exhibit symptoms of illness, they will be evaluated to determine if they need to be isolated and evacuated from site; implementation of more frequent sanitization practices; regularly conducting safety meetings designed to address sound hygiene and sanitization practices; and requesting all employees to monitor their health and consult the health professionals if feeling any symptoms of illness.

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In addition, Donlin Gold LLC has reached out to Calista Corporation (Calista) and The Kuskokwim Corporation (TKC), Donlin Gold’s Native Corporation partners and owners of the project’s subsurface and surface rights, respectively, to offer help and assistance with COVID-19 related issues at this great time of need.

While the 2020 Donlin Gold drill program preparations and work commenced in February, as a precautionary measure and to align with the State of Alaska Department of Health and Social Services recommendations, travels restrictions and other COVID-19 measures in the region, the drill program will temporarily pause and the project site will go into care and maintenance until it is safe for our employees and contractors to return to site.

NOVAGOLD and Barrick advanced technical work on Donlin Gold:

The partners commenced the project’s drill program, encompassing 80-holes planned totaling 22,000-meters in the ACMA and Lewis resource areas, with the objective of validating recent geologic and resource modeling concepts and testing potential extensions of high-grade zones focused on early-life mining that have the potential to add value.

We continued to advance the multi-year site investigation program that commenced in mid-2019 as part of the project’s dam safety certification application.

With key Federal and State permits in hand, Donlin Gold secured additional State permits:

In early January, the Alaska Department of Natural Resources (ADNR) Division of Mining, Land, and Water (DMLW) issued the final land leases, land use permits, and material site authorizations for the proposed transportation facilities on State lands and the final easements for the access road and fiber optic cable.

On January 17, 2020, the ADNR issued the final State ROW lease for the buried natural gas pipeline to provide fuel to power the remote project site.

Donlin Gold, together with Calista and TKC, continued their long-standing community engagement during the quarter:

Donlin Gold worked with TKC, the State of Alaska and Alaska Native Tribal Health Consortium in an initiative to upgrade, as well as improve health and safety standards, of water and sewer services in Middle Kuskokwim area communities.

In a partnership with TKC, the Village of Crooked Creek, and the Napaimute Tribe, Donlin Gold funded and provided technical data to extend and maintain the ice road on the Kuskokwim River - greatly improving safety and access to nearby remote communities.

Donlin Gold delivered a project update with TKC CEO and President, Andrea Gusty, at the TKC Middle Kuskokwim Gathering in Aniak, where 10 villages were represented.

Donlin Gold hosted and sponsored a regional basketball tournament in January at Bethel High School where nine communities participated. Bethel is approximately 140 miles from Donlin Gold and is the closest major town to the project.

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President’s Message

Continuing to advance Donlin Gold in the climate of COVID-19

While many important milestones were achieved during the first quarter 2020, a great deal of that fine work is overshadowed by the stark backdrop of the spread of COVID-19. That was particularly the case in the latter part of the quarter when it became clear that the world, as we knew it, was changing.

NOVAGOLD treats all matters related to the health and safety of its employees with the utmost urgency and thus addressed the challenges and the dangers posed by COVID-19 by immediately instituting specific operating and social guidelines at both of its offices and, together with Barrick, at Donlin Gold. The key elements of the office policies relate to strongly encouraging everyone to work from home and maintain rigid rules for social distancing, hygiene and travel restrictions.

At Donlin Gold, Barrick and NOVAGOLD instituted a comprehensive set of testing for symptoms of COVID-19 prior to traveling to the project site, as well as new health, hygiene and behavior guidelines implemented for those working at the project site designed to protect individuals from contracting or spreading the virus. As an additional precautionary measure and to align with the State of Alaska Department of Health and Social Services, travel restrictions and other COVID-19 measures in the region, we will temporarily pause the drill program and reduce activities to care and maintenance until it is safe for our employees and contractors to return to site. We are committed to maintaining vigilance during this pandemic and continue to enforce all the appropriate guidelines to ensure everyone’s safety and wellbeing.

Building Value for a Unique Asset

NOVAGOLD strongly believes that Donlin Gold is a one-of-a-kind asset, unique in our industry. There are several reasons for that description. First, with approximately 39,000,000 ounces of gold in measured and indicated mineral resources1, we believe it is nearly impossible for this endowment to be replicated given the scarcity of such projects and the lack of new discoveries in the world. Second, its grade, averaging 2.24 grams per tonne1 is more than twice the industry average grade2. Third, considering that its stated resources are contained in only three kilometers of an eight-kilometer mineralized belt, and with only a small portion of the land package having been explored, Donlin Gold could well command district-sized exploration potential. Fourth, its location in Alaska, with the State’s history of support for responsible mining and mine development, provides the kind of jurisdictional safety that is a key differentiator, especially during this era of political and economic fragility. And, of course, we are truly blessed to have time-tested Native Corporation partners who share our vision of building value for their future generations of stakeholders in this game-changing project.

All of these attributes clearly render Donlin Gold unique. Consequently, any value-enhancing work that we undertake on the property should be value-accretive to the owners. In 2017, Donlin Gold carried out a drill program that encountered distinct significant high-grade intercepts within the reserve pit and high grades identified outside the planned pit boundaries. With a history of growth through drilling, these results are indeed indicative of the exceptionally strong resource potential that exists. In 2019, Donlin Gold commenced a multi-year site investigation program required to collect additional geotechnical information to advance the engineering work on the tailings facility and other water retention and diversion structures from a feasibility level study to a final construction package, as required for the project’s dam safety certificate application to ADNR. The safety of the tailings facility constitutes one of Donlin Gold’s most important priorities as the partners continue to ensure that the work is done to the highest standards and according to best design practices.

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1 Donlin Gold data as per the Second Updated Feasibility Study (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”).

2 2019 average gold grade of open-pit and underground deposits with gold as primary commodity and over 1 Moz in measured and indicated resources is 1.05 g/t, sourced from S&P Global Market Intelligence.

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The partners have mobilized three drill rigs at the Donlin Gold site for the project’s largest drill program in 12 years, with 80-holes totaling 22,000-meters planned in the ACMA and Lewis deposit areas to validate recent geologic and resource modeling concepts, and test potential extensions of high-grade zones focused on early life mining that have potential to add value. The program will provide the necessary data needed for the owners to decide on the next steps to update the Donlin Gold feasibility study and initiate the engineering work necessary to advance the project design from feasibility level to basic, then detailed, engineering before reaching a construction decision. As a precautionary measure and as a result of travel restrictions and other COVID-19 measures, the owners have decided to temporarily pause the drill program. The project site will go into care and maintenance and the drill program will resume once it is safe for our employees and contractors to return to site.

Early in 2020, NOVAGOLD reached a number of milestones with the issuance of key transportation and energy infrastructure approvals for the Donlin Gold project including the final state land authorizations and the final state ROW lease for the buried natural gas pipeline to provide fuel to power the remote project site. The receipt of the ROW lease and other land leases and permits for the transportation facilities are the most recent among the last few key permits needed to proceed with activities at Donlin Gold. With federal permitting complete and state permitting progressing, the focus is on the drill program to advance and integrate scoping-level optimization work into a study that will serve as the basis for an updated project development plan.

Given the significant advancement of all permitting activities and substantial amount of project de-risking that the owners have undertaken over the years, the timeline for the development of Donlin Gold resides in the hands of the partnership. NOVAGOLD is working with Barrick’s management and technical team to advance the project in a financially disciplined manner with a strong focus on engineering excellence, environmental stewardship, a strong safety culture and continued community engagement.

Strong upside and well-protected downside

It is well known that the value of Donlin Gold is highly leveraged to the price of gold. What few people realize, however, is the fact that NOVAGOLD’s value in a downside scenario is also exceptionally well protected. In the Chairman’s Q&A section of our 2019 Annual Report, which was written around the New Year, we address NOVAGOLD’s positioning in terms of its downside protections. The following excerpt discusses the potential concerns our employees, shareholders, contractors, partners and communities may have regarding the economic security of the Company as we continue to focus on responding to the COVID-19 global health crisis:

14. Do you still see NOVAGOLD as well-positioned in terms of its downside protections, or is the gold market past the need for that?

One should never be past thinking in terms of downside protection. Indeed, as a seasoned player in the natural resources space who strongly believes in the notion that if an investor has covered the downside the upside will take care of itself, let me actually highlight the downside protections we’ve put in place for NOVAGOLD’s owners in order to ensure that your company, effectively an unexpiring warrant without time decay, is positioned to prosper.

As a pure play on a federally permitted mining project – on Native Corporation land already designated for mining – we believe Donlin Gold will constitute the largest single pure gold mine in the world, in one of the few parts of the world where mining is welcomed and the rule of law isn’t a novelty. The project has tremendous support at the local, state, and federal levels.

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And we have a well-managed, tier-one partner in Barrick Gold. Moreover, as of February 29, 2020, NOVAGOLD had a balance sheet that, between cash on hand and receivables, was approximately $241 million, with maybe more to come. With federal permitting behind us, and Galore Creek monetized, NOVAGOLD’s current obligated burn rate is nominal at a time when we are flush with cash.

What this means is that, were the gold price to go down before they revive in full, and should we face challenging times, we simply could not go out of business under any reasonable scenario. While I don’t believe that the fundamentals of gold, or the industry, require a washout to set the stage for gold’s next big move higher, these head fakes do happen. Shakeouts before a blistering move upward are classic chart patterns. Think of a V-bottom and you may recall a few. This is assuredly not a scenario our shareholders should fear – the Electrum team having been in that movie several times over the years and knowing well from firsthand experience how to position our portfolio companies in order to identify opportunity in market displacements.

We have thus deliberately positioned NOVAGOLD in such a manner that we likely would not need to raise capital, even if the resumption of the gold bull market is delayed by a temporary downturn in gold price – including a sharp one. If anything, under certain circumstances, the company might determine that its shares are worth more than the metal itself and buy some back. Put differently, an investor can expect that, when gold is acknowledged to have put in its bottom, we will not have diluted our fully intact optionality on our reserve base. For an investor, these robust downside protections provide a true differentiator.

Dedication to strong partnerships with stakeholders

NOVAGOLD and our project partners are committed to enhancing and engaging in community relationships to preserve traditional ways of life and support economic development for the benefit of Calista and TKC shareholders and the Y-K region. One partnership that speaks directly to the health and safety of our employees and our communities is recent assistance with construction of an ice road on the Kuskokwim River, which acts as a highway connecting these remote villages to one another. In partnership with TKC, the Village of Crooked Creek, and Napaimute Tribe, Donlin Gold was the lead sponsor of a project to construct and maintain the upper portions of an ice road on the Kuskokwim River from Crooked Creek to Sleetmute and provided technical data to assist the roadbuilder, including aerial photographs and ice measurements along the river. For the first time, the road extended as far north as Sleetmute, greatly improving safety and access to nearby communities for residents in remote locations, creating economic opportunity for local trade, and increased community contact for sport, social activities and academics. In many of these communities, difficulty with air travel in winter can lead to life-threatening scenarios and isolation from other communities, family and friends. Through Donlin Gold, NOVAGOLD is proud to have played a part in bringing this safety lifeline to communities in the Middle Kuskokwim. Upon its completion in February, the Kuskokwim ice road was a record length of 355 miles long running from just south of Bethel to Sleetmute.

Also having a positive impact on communities farther from the project, Donlin Gold was invited to host and sponsor a regional basketball tournament in January at Bethel High School where nine villages participated. Bethel is approximately 140 miles from Donlin Gold, is the closest major town to the project, and is a significant port and regional hub in southwestern Alaska. Additionally, Donlin Gold is working with TKC, the State of Alaska and Alaska Native Tribal Health Consortium on a health initiative to upgrade, as well as improve health and safety standards of water and sewer services in Middle Kuskokwim area communities. As part of its ongoing community engagement, Donlin Gold attended and gave a presentation with TKC’s CEO and President, Andrea Gusty, at the TKC Middle Kuskokwim Gathering in Aniak where 10 villages were represented.

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In January, Pete Kaiser, 2019 Iditarod Champion and Donlin Gold-sponsored musher, won the Kuskokwim 300 regional dog mushing race. In addition, Donlin Gold sponsored four Iron Dog teams for the annual snowmobile race in February. These popular events are an important part of the culture and way of life in remote southwestern Alaska.

A balance sheet with integrity

A unique feature and benefit of being a NOVAGOLD shareholder is not only owning a piece of one of the rarest assets in the world but also a Company with a strong balance sheet and projected expenses that are comfortably within means and which has not needed to go back to the market in more than eight years. In 2020, we are projecting expenses of $31 million. With approximately $140.7 million in cash and term deposits as of February 29, 2020, the management team can focus entirely on moving Donlin Gold forward without the distraction of needing to raise additional capital. In addition to a strong balance sheet, we expect to receive an additional $75 million from Newmont in 2021 and another $25 million in 2023, or a further $75 million contingent payment on top of that which we would receive if and when the Galore Creek project owners approve a construction plan. Based on these commitments and projected needs, the Company believes it has sufficient funds to advance Donlin Gold without the need to raise capital until markets, and indeed the rest of the world, are considerably healthier and a construction decision is made.

In periods of turmoil, we believe companies like NOVAGOLD present an investment opportunity that stand above most others. As a pure play on one of the world’s largest and highest-grade known open-pit gold deposits - now federally permitted for development in a geo-politically safe jurisdiction with well-established support for responsible mining – we believe NOVAGOLD is an incredible value proposition, now more than it has been in years, particularly in light of its exceptional leverage to the price of gold and great downside protection. As global gold production reaches “peak gold”, we believe Donlin Gold’s scarcity value can only get better as the industry depletes its established reserves and begins to seek out replacement in a world where major discoveries have become nearly extinct.

I wish to thank the experienced team of professionals at NOVAGOLD, Donlin Gold, and Barrick for their steadfast dedication to advancing the project. We are also thankful to our Native Corporation partners, Calista and TKC. Their strong support and commitment to Donlin Gold have been the foundation of our success. The permitting achievements this quarter would not have been possible without the dedication of the professionals at the Alaska Department of Natural Resources to advance permits and approvals for the project in a transparent as well as environmentally and socially responsible manner with strong adherence to best practices. To our Board of Directors, I wish to thank all of you for your continued counsel and adherence to best governance practices which have truly set the Company apart in the junior development space.

To our shareholders, having come to know many of you, I thank you all for your unwavering support, engagement, patience, and dedication. It is not during times of good fortune when you learn who your friends are but in times of difficulty. Our shareholders have understood and supported NOVAGOLD’s investment thesis and have shown remarkable steadfastness as we continued to deliver on our strategy. For that and much more, we are truly grateful to you.

We at NOVAGOLD pledge to remain true to our promise to build on Donlin Gold’s unparalleled value and growth propositions, and to remain true to our principles to do it right and continue to make our shareholders proud. As we begin a new quarter during a challenging era, please know that we wish all of our stakeholders, who we sincerely consider to be our friends and family, a safe and healthy future.

Sincerely,

Gregory A. Lang
President & CEO

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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended February 29, 2020 $	Three months ended February 28, 2019 $
General and administrative expense (1)	4,714	4,340
Share of losses – Donlin Gold	1,568	1,323
Total operating expenses	6,282	5,663

Loss from operations	(6,282)	(5,663)
Interest expense on promissory note	(1,760)	(1,798)
Accretion of notes receivables	824	795
Other income	887	700
Income tax expense	(264)	(357)
Net loss	(6,595)	(6,323)

Loss per share, basic and diluted	(0.02)	(0.02)

	At February 29, 2020 $	At November 30, 2019 $
Cash and term deposits	140,699	148,549
Total assets	239,816	245,835
Total liabilities	108,803	107,881

(1) Includes share-based compensation expense of $1,761 and $1,531 for the first quarter-ended February 29, 2020 and quarter-ended February 28, 2019, respectively.

For the first quarter ended February 29, 2020, NOVAGOLD’s share of Donlin Gold losses increased from $1.3 million in 2019 to $1.6 million in 2020 due to preparations for the drill program.

General and administrative costs in 2020 increased by $0.4 million from 2019, primarily due to higher share-based compensation and regulatory costs.

Liquidity and Capital Resources

In the first three months of 2020, total cash, cash equivalents and term deposits decreased by $7.9 million of which $3.5 million was used in operating activities for administrative costs and working capital changes, $2.6 million was used to fund Donlin Gold and $1.7 million related to withholding taxes paid on vested performance share units. Effects of exchange rate changes also decreased cash by $0.1 million.

Net cash used in operating activities in 2020 increased by $0.3 million from 2019, primarily due to lower interest income and higher regulatory fees partially offset by changes in working capital. Funding of Donlin Gold increased by $1.7 million due to the preparations for the commencement of fieldwork in March 2020.

NOVAGOLD had $140.7 million in cash and term deposits as of February 29, 2020. The Company’s cash and term deposits are believed to be sufficient to advance Donlin Gold and meet our other financial obligations. Additional capital will be necessary if a decision to commence engineering and construction is reached for the Donlin Gold project. The term deposits are denominated in U.S. dollars and are held at Canadian chartered banks.

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2020 Outlook

We anticipate spending approximately $31 million in 2020, which includes $20 million to fund our share of expenditures at the Donlin Gold project, the majority earmarked for the drill program with the balance for permitting and community engagement, and $11 million for general and administrative costs.

NOVAGOLD’s primary goals in 2020 are to continue to advance the Donlin Gold project toward a construction/production decision; maintain a healthy balance sheet; and continue an effective corporate social responsibility program.

Minimizing risk of COVID-19 Exposure

NOVAGOLD’s most important objective is to secure the health and safety of its employees, partners, and contractors. As so many other companies have done, in recognition of the major threat posed by COVID-19, the Company has implemented a wide-ranging set of policies at its offices in Salt Lake City and Vancouver, as well with its partner Barrick at the Donlin Gold office in Anchorage and Donlin Gold site, designed to ensure the safety and well-being of all employees, contractors, partners, and the people associated with them. In that regard, to reduce risk, our office employees have been asked to work from home, avoid all non-essential travel, adhere to good hygiene practices, and, if they must visit the office, engage in social distancing.

NOVAGOLD and its partner Barrick through Donlin Gold have implemented a wide-ranging set of policies consistent with the State of Alaska’s requirements, recommendations, and precautions for State activities and aimed at achieving the same objectives at the Donlin Gold project site:

Screening all employees and contractors visiting the Donlin Gold project site prior to their departure for site and periodically during their stay. Should any individual exhibit any symptoms of illness, they will be evaluated to determine if they need to be isolated and evacuated from site;

Implementing more frequent sanitization practices;

Regularly conducting safety meetings designed to address sound hygiene and sanitization practices; and

Requesting all employees to monitor their health and consult health professionals if feeling any symptoms of illness.

In addition, Donlin Gold has reached out to Calista and TKC, Donlin Gold’s Native Corporation partners and owners of the project’s subsurface and surface rights, respectively, to offer help and assistance with COVID-19 related issues at this great time of need.

NOVAGOLD 2019 Annual Report

Investors are reminded that NOVAGOLD’s 2019 annual report has been mailed in hard copy to those shareholders who have requested it and is also available online without charge in interactive form https://bit.ly/38QsvHI as well as downloadable PDF https://bit.ly/32Sr1vz. Investors interested in Dr. Thomas Kaplan’s thoughts on gold (https://bit.ly/2PPQG2i) or in NOVAGOLD’s achievements in 2019 and goals for 2020 from our President and CEO, Greg Lang (https://bit.ly/2wCiNv9), can find them in the Company’s full annual report on NOVAGOLD’s website.

If you wish to receive a hard copy, please send the request to info@novagold.com or call Investor Relations at +1-866-669-6227.

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Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place April 2, 2020 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com/investors/events/
North American callers:	1-800-319-4610
International callers:	1-604-638-5340

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated mineral resource categories, inclusive of proven and probable mineral reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the measured and indicated resource categories on a 100% basis),3 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open pit gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on state permitting, optimization work, community outreach and workforce development in preparation for the construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

Scientific and Technical Information

Some scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved and verified the scientific and technical information related to the Donlin Gold project contained in this press release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

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3 Donlin Gold data as per the Second Updated Feasibility Study (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

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Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the 2020 Outlook; the potential development and construction of Donlin Gold; the Company’s protection against downside scenarios; the impact of precautionary measures, including temporarily pausing the drill program and reducing activities to care and maintenance, that we have adopted on the safety and well-being of our and Donlin Gold’s employees; the sufficiency of funds to continue to advance development of Donlin Gold; perceived merit of properties; the advancement of optimization studies at Donlin Gold; potential opportunities to enhance or maximize the value of Donlin Gold; sufficiency of funds for the Company to advance Donlin Gold without additional financing; the timing and likelihood of permits; opportunities to reduce capital outlays and improve project economics; mine life and production estimates at Donlin Gold; the exploration potential of Donlin Gold; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; benefits of the Donlin Gold project and market prices for precious metals; whether the final $75 million promissory note from the sale of Galore Creek will mature and be payable, and future share price performance of NOVAGOLD. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent NOVAGOLD’s management expectations, estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of permits; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the outbreak of the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; the need for continued cooperation between NOVAGOLD and Barrick Gold Corp. for the continued exploration, and development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold or Galore Creek; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting our Investor Relations website at www.novagold.com or the SEC's website at www.sec.gov or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC) Industry Guide 7 (“SEC Industry Guide 7”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. NOVAGOLD’s disclosure concerning Reserve & Resources Estimates remains consistent with NI 43-101. Under SEC Industry Guide 7, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 normally does not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” under SEC Industry Guide 7 in documents filed with the SEC. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of SEC Industry Guide 7, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC Industry Guide 7. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with SEC Industry Guide 7.

On October 31, 2018, the SEC adopted a final rule (“New Final Rule”) that will replace SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. Companies must comply with the New Final Rule for the Company’s first fiscal year beginning on or after January 1, 2021, which for NOVAGOLD would be the fiscal year beginning December 1, 2021. The New Final Rule provides that SEC Industry Guide 7 will remain effective until all registrants are required to comply with the New Final Rule, at which time SEC Industry Guide 7 will be rescinded. While early voluntary compliance with the New Final Rule is permitted, NOVAGOLD has not elected to comply with the New Final Rule at this time.

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